Exhibit 99.1

DaVita Announces Estimate of Third Quarter 2011 Results

DENVER (October 18, 2011) – DaVita Inc. (NYSE: DVA), (the “Company”) is announcing an estimate of certain third quarter 2011 operating results in advance of the announcement of its actual third quarter operating results, which is expected to occur after market close on November 3, 2011. Our estimate of operating results for the third quarter of 2011 includes:

•	Operating income in the range of $314 million to $322 million.

•	Diluted earnings per share from continuing operations in the range of $1.43 to $1.48.

•	Normalized non-acquired treatment growth of approximately 4.6%.

•	Continued deterioration in our mix of treatments reimbursed by non-government payors as a percentage of total treatments.

•	Operating results of DSI beginning September 1, 2011

Our estimate of third quarter operating performance is driven by strong treatment volume growth and by decreased operating cost from a decline in utilization of physician-prescribed pharmaceuticals due to continued evolution of clinical practices and physicians responding to the new FDA label for Epogen. These estimated results exclude any unidentified unusual or nonrecurring material charges.

We are also raising our operating income guidance for 2011 to now be in the range of $1,125 million to $1,155 million. This guidance excludes the non-cash goodwill impairment charge recorded in the second quarter of 2011. Our previous operating income guidance for 2011 was in the range of $1,080 million to $1,120 million. This 2011 full-year guidance reflects anticipated declines in rates from the Veterans Administration and higher general and administrative spending in the fourth quarter. The above expectations regarding our results for the third quarter and guidance for 2011 are solely management estimates and projections based on currently available information. The quarter ended September 30, 2011 has recently completed, and as a result, the Company’s final results for the third quarter of 2011 are not yet available.

We are also reiterating our operating income guidance range for 2012 of $1,200 million to $1,300 million, as previously provided. This 2012 guidance reflects current and potential trends among a number of swing factors, including:

•	Commercial mix

•	Commercial rates

•	Government rates including Medicaid and the Veterans Administration

•	Uncertainty regarding utilization and associated spend on physician-prescribed pharmaceuticals

•	Additional investments in G&A, including our international expansion

All these estimates and projections and the underlying assumptions capture a majority of probabilistic outcomes but involve significant risks and uncertainties. Actual results may vary significantly from these projections. We will discuss these results in further detail on our third quarter earnings call on November 3, 2011.

The Company is also announcing that, as anticipated, we recently received a subpoena for documents in the previously disclosed grand jury investigation. The subpoena was expected as part of the typical process in a healthcare investigation, and it is the first request for information that the Company has received in this matter. Consistent with our discussion on our last quarterly earnings call, the scope of the document subpoena substantially overlaps with the OIG Dallas matter and appears to be limited to physician relationships. The investigation is still at an early stage. We always take these matters seriously and intend to continue cooperating with the government.

Our strong record of compliance has been well established in the healthcare industry where retroactive investigation as opposed to proactive clarification is an unfortunate feature of the oversight system. Over the last twelve years, our overall business practices have gone through extensive internal and external review. During that same time, we have dealt very successfully and openly with this highly public system.

We look forward to continuing to discuss these matters on our upcoming earnings call.

This release contains forward-looking statements, within the meaning of the federal securities laws, including statements related to anticipated third quarter 2011 and fiscal year 2011 and 2012 operating income, third quarter earnings per share from continuing operations and the third quarter normalized non-acquired treatment growth. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010, our quarterly reports on Form 10-Q for the first quarter ended March 31, 2011 and the second quarter ended June 30, 2011 and subsequent quarterly reports filed on Form 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

•	the concentration of profits generated from commercial payor plans,

•	continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients,

•	a reduction in the number of patients under higher-paying commercial plans,

•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs,

•	the impact of health care reform legislation that was enacted in the United States in March 2010,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	our ability to maintain contracts with physician medical directors,

•	legal compliance risks, including our continued compliance with complex government regulations,

•	investigations by various governmental entities and potential other related proceedings,

•	continued increased competition from large and medium-sized dialysis providers that compete directly with us,

•	our ability to complete any acquisitions, mergers or dispositions that we might be considering or announce, or integrate and successfully operate any business we may acquire, and

•	expansion of our operations and services to markets outside the United States, or to businesses outside of dialysis.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of June 30, 2011, DaVita operated or provided administrative services at 1,669 dialysis facilities, serving approximately 131,000 patients. DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. The company’s leadership development initiatives and corporate social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu, among others. For more information, please visit www.davita.com.

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Investor Contact Information:

Jim Gustafson

310-536-2585

Jim.gustafson@davita.com

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